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Rochester Tel Center
180 South Clinton Avenue
Rochester, New York  14646-0700

Media Relations:
Phone  716-777-1090
Fax    716-325-4624

Linda J. Crociata
(716) 777-7693

For Release:  October 13, 1994

Summary:  Rochester Tel and WCT Communications Renegotiate
Previously Announced Cash Tender Offer Price for all the Outstanding Shares of WCT Communications


Rochester, New York -- October 13, 1994 -- As a result of

renegotiations between Rochester Telephone Corporation

(NYSE: RTC) and WCT Communications, Inc. (NASDAQ: WCTI),

Rochester Tel has agreed to increase the cash price that it

will pay upon consummation of its previously announced

tender offer for all of the stock of WCT to $7.10 per share

from approximately $7.05 per share, and to eliminate the

payment into escrow of an additional amount of approximately

$.27 per share.

     The escrow would have been established in connection

with the consummation of the tender offer and second step
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merger to cover the costs and potential liability of certain litigation against WCT.  Any amounts not so used would have

been distributed to the holders of shares, options and

warrants of WCT.

     The parties agreed to eliminate the escrow to simplify

the form of the transaction and to avoid the costs

associated with the establishment and maintenance of the

escrow.  The cash price to be received by WCT shareholders

was renegotiated as an integral part of the parties'

decision to eliminate the escrow.  The

elimination of the escrow was not based upon any additional

investigation by Rochester Tel of WCT's litigation exposure

since the signing of the Letter of Intent.

     As previously announced by Rochester Tel and WCT, the

parties signed a Letter of Intent on October 9, 1994 which

provides that Rochester Tel will make a cash tender offer

for all of the stock of WCT which will be followed by a cash merger in which any shares not tendered will be acquired at

the same price.

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     The tender offer will commence no later than October

17, 1994, subject to the negotiation and execution of

definitive documentation and the approval of the acquisition by the respective Boards of Directors of Rochester Tel and

WCT no later than noon, New York City time, on October 16,

1994.  If the respective Boards of Directors of  Rochester

Tel and WCT have not approved the acquisition by such time,

the Letter of Intent may be terminated by either party.

     Since definitive agreements remain to be negotiated,

there can be no assurance that a transaction will ultimately be consummated.  The transaction is also subject to various

regulatory approvals, including that of the New York State

Public Service Commission and appropriate due diligence.

     Rochester Tel is a provider of integrated

telecommunications services to more than 1.5 million

customers in 32 states in the Northeast, Midwest and South.

Its principal lines of business are long distance service,

local telephone operations and cellular service.